Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Forum Energy Technologies, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of October 12, 2017.

Q-GT (V) INVESTMENT PARTNERS, LLC

By:	/s/ James V. Baird
Name:	James V. Baird
Title:	Authorized Person

S. WIL VANLOH, JR.

By:	/s/ S. Wil VanLoh, Jr.
Name:	S. Wil VanLoh, Jr.

[Joint Filing Agreement — Exhibit 99.1]